Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SE Financial Corp.

We have reviewed the accompanying balance sheet of SE Financial Corp. (the “Company”) and subsidiaries as of January 31, 2005, and the related consolidated statements of income for the three-month period ended January 31, 2005 and 2004, the consolidated statement of cash flows for the three-month periods ended January 31, 2005 and 2004, and the consolidated statement of changes in stockholders’ equity for the three-month period ended January 31, 2005.  These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the balance sheet as of October 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein) and in our report dated December 3, 2004 we expressed an unqualified opinion on those consolidated financial statements.

/s/ S.R. SNODGRASS, A.C.

Wexford, PA
March 3, 2005